Exhibit 3.1

UMH PROPERTIES, INC.

ARTICLES OF AMENDMENT

Section 1 of Article V of the charter of UMH Properties, Inc., a Maryland corporation (the “Company”), is hereby amended to increase the total number of shares of capital stock of all classes that the Company has authority to issue to 48,663,800 shares, the number of shares of common stock that the Company is authorized to issue to 43,175,000 shares, and the aggregate par value of all authorized shares of stock having par value to $4,866,380.

1.	The foregoing amendment has been approved by resolution of the Board of Directors of the Company.

2.
The foregoing amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) and the charter of the Company, and may be approved without action by the stockholders.  The information required by Section 2-607(b)(2)(i) of the MGCL is not changed by foregoing amendment.

3.
The total number of shares of stock that the Company had authority to issue immediately before the foregoing amendment was 40,488,800, classified as 35,000,000 shares of common stock, par value $0.10 per share, 2,488,800 shares of 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.  The aggregate par value of all authorized shares of stock having par value was $4,048,880.

4.
The total number of shares of stock that the Company has authority to issue after the foregoing amendment is 48,663,800, classified as 43,175,000 shares of common stock, par value $0.10 per share, 2,488,800 shares of 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.  The aggregate par value of all authorized shares of stock having par value is $4,866,380.

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of October, 2012.

ATTEST:	UMH PROPERTIES, INC.

By: /s/ Elizabeth Chiarella	By: /s/ Samuel A. Landy
Elizabeth Chiarella	Samuel A. Landy
Secretary	President